EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACT

Larry Adeleye AVP/Director, Treasury and Finance 614.917.5108 F 614.887.1074 Larry.Adeleye@StateAuto.com	Kyle Anderson AVP/Director of Corporate Communication 614.917.5497 M 614.477.5301 Kyle.Anderson@StateAuto.com

State Auto Financial reports estimate of second quarter storm activity impact

COLUMBUS, Ohio (July 18, 2012) – State Auto Financial Corporation (Nasdaq:STFC) today announced its preliminary estimate of the impact of catastrophe losses on its second quarter results. The company estimates second quarter 2012 results will include between $33 million and $36 million in pre-tax net catastrophe losses.

During the quarter ended June 30, 2012, 13 catastrophe events in the United States were identified by Property Claim Service (PCS). STFC’s catastrophe losses were primarily related to two events: wind and hail activity affecting the Louisville, Ky., and St. Louis, Mo., areas in late April and, to a lesser extent, wind activity from a storm event in the Midwest and Mid-Atlantic states at the end of June.

STFC expects to release its second quarter 2012 results on Thursday, Aug. 2, 2012, before the open of regular trading on the Nasdaq Stock Market, and discuss its second quarter results in a conference call at 10:00 a.m. ET. The call is being webcast by Thomson Reuters and can be accessed at http://www.StateAuto.com/STFC. The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Individual investors can listen to the call at http://www.earnings.com/.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner.

STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies. The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual, Litchfield Mutual Fire, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/.